EXHIBIT 99.1

Contacts:
Investors:	Media:
Risa Fisher	Jennifer Newman
212-624-3817	212-624-3912
rfisher@webmd.net	jnewman@webmd.net
WEBMD TO ACQUIRE SUMMEX CORPORATION
Extends WebMD’s Health & Wellness Programs to Include Personal Health Coaching
NEW YORK, April 17, 2006 – WebMD Health Corp. (NASDAQ: WBMD), the leading provider of online health information services to consumers and physicians, today announced that it has entered into a definitive agreement to acquire Summex Corporation (www.summex.com), a provider of comprehensive health and wellness programs that include online and offline health risk assessments, lifestyle education and personalized telephonic health coaching.
Founded in 1993, Summex helps corporations and health plans reduce healthcare costs, decrease absenteeism and improve the overall health of their employees and plan members. Summex’s team of professional health coaches work one-on-one with employees and plan members to change high-risk behaviors that lead to illness and high medical costs. With a significant amount of health care costs attributable to modifiable lifestyle factors, the Summex programs will complement WebMD’s online health and benefits platform that WebMD provides to employers and health plans.
“As consumers are becoming increasingly responsible for their own health care decisions, WebMD is committed to providing the comprehensive services that help them make more informed health decisions and improve their overall quality of care,“ said Wayne Gattinella, President and CEO, WebMD. “The acquisition of Summex further strengthens our offerings for large employers and health plans and will enable us to provide even greater impact to our clients as they begin to make decisions for their 2007 enrollment cycle.”
The purchase price for the acquisition of Summex is $30 million in cash at closing and WebMD has agreed to pay up to an additional $10 million in cash over a two year period if certain milestones are achieved. The purchase price is subject to customary post-closing adjustments. The acquisition, which is subject to customary closing conditions, is expected to close before the end of June 2006.
For 2005, Summex estimated revenues were approximately $6 million with a break even pre-tax income.
About WebMD
WebMD Health Corp. (Nasdaq: WBMD) is a leading provider of health information services to consumers, physicians, healthcare professionals, employers and health plans. Through our public online portals, WebMD enables health-involved consumers and clinically active physicians to readily access healthcare information relevant to their specific areas of interest and specialty. Through our private online portals, WebMD provides an integrated platform for employers and health plans to enable their and plan members to make more informed benefit, treatment and provider decisions. WebMD Health Corp. is a subsidiary of Emdeon Corporation (NASDAQ: HLTH).
All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: the amount and timing of the benefits expected from the transactions referred to in this press release; future deployment of applications; and other potential sources of additional revenue. These statements are based on WebMD’s current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of WebMD’s products and services; WebMD’s ability to form and maintain mutually beneficial relationships with customers and strategic partners; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in WebMD’s Securities and Exchange Commission filings. WebMD expressly disclaims any intent or obligation to update these forward-looking statements.